Exhibit 5.1

79 Wellington St. W., 30th Floor
Box 270, TD South Tower
Toronto, Ontario M5K 1N2 Canada
P. 416.865.0040 | F. 416.865.7380 www.torys.com

March 15, 2022

Village Farms International, Inc.

4700-80th Street

Delta, British Columbia V4K 3N3

Canada

Ladies and Gentlemen:

We have acted as counsel to Village Farms International, Inc. (the “Corporation”) in connection with the resale by 10335258 Canada Inc. (“10335258”), Blue Trichomes Holdings Inc. (“BTH”), 10670715 Canada Inc. (“10670715”) and Grow Capital Partners Inc. (“GCP” and together with 10335258, BTH and 10670715, the “Selling Shareholders”) of up to 2,411,280 common shares (“Common Shares”) in the capital of the Corporation (such amount of Common Shares, the “Shares”). We have been advised that the Shares were issued pursuant to the Share Purchase Agreement, dated as of November 15, 2021, between the Corporation, Rose LifeScience Inc. (“Rose”) and the other parties thereto (the “Purchase Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)

the registration statement on Form S-3ASR (File No. 333-257857) of the Corporation relating to the offering from to time of Common Shares and other securities of the Corporation, filed on July 12, 2021 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)	the prospectus, dated July 12, 2021 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)

the prospectus supplement, dated March 15, 2022 (together with the Base Prospectus, the “Prospectus”), relating to the resale from time to time of the Shares by the Selling Shareholders, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)	an executed copy of the Purchase Agreement;

(e)	an executed copy of a certificate of Stephen Ruffini, Chief Financial Officer of the Corporation, dated the date hereof (the “Officer’s Certificate”);

(f)	a copy of the Corporation’s articles of incorporation under the Canadian Business Corporation Act as of March 15, 2022, and certified pursuant to the Officer’s Certificate;

(g)	the by-laws of the Corporation; and

(h)	resolutions of the directors of the Corporation relating to the registration of the Shares and related matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Corporation and the Selling Shareholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Corporation, the Selling Shareholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Officer’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth below, we have assumed that (i) the Corporation received in full the consideration for the Shares set forth in the Purchase Agreement and the applicable resolutions of the Board of Directors of the Corporation approving the issuance of all such Shares, (ii) the issuance of the Shares has been registered in the Corporation’s share registry and (iii) the issuance of the Shares did not violate or conflict with any agreement or instrument binding on the Corporation. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and the Selling Shareholders and others and of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares to be sold by the Selling Shareholders have been duly authorized by all requisite corporate action on the part of the Corporation under the Canada Business Corporations Act and have been validly issued and are fully paid and nonassessable.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Corporation’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Torys LLP

Torys LLP